Exhibit 23.1

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-44388); on Form S-8 (No. 33-83653); on Form S-3/A (No. 333-67361) and on Forms S-8 and S-3 (Nos. 33-88712) of our report dated March 24, 2000, except for certain information contained in Note 7, as to which the date is April 14, 2000, relating to the consolidated financial statements, which appear in Hudson Hotels Corporation Inc.'s Annual Report on Form 10K for the year ended December 31, 2000. We also consent to the reference to us under the headings "Experts" in such Registration Statements.


/s/ PRICEWATERHOUSECOOPERS LLP

Rochester, New York
March 29, 2001